SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:
Federated MDT Equity Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE
(NO. & STREET, CITY, STATE, ZIP CODE):

Federated Investors Funds
4000 Ericsson Drive
Warrendale, Pennsylvania 15086-7561

TELEPHONE NUMBER (INCLUDING AREA CODE):
(412) 288-1900

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

John W. McGonigle, Esquire
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

          Yes X                                   No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Pittsburgh and State of Pennsylvania on the 31st day of May, 2017.

Signature: FEDERATED MDT EQUITY TRUST

BY: /s/ George F. Magera
George F. Magera
Assistant Secretary

Attest:

/s/ Peter J. Germain
Peter J. Germain
Assistant Secretary